Exhibit 99.1

Lottery.com Announces Strong Fourth Quarter and Full Year Results

Fourth quarter 2021 revenue of $21.5 million, up $18.2 million versus prior-year period

Full year 2021 revenue of $68.5 million, an increase of $61.0 million versus 2020

Full year 2021 pro forma revenue of $70.5 million, including acquired interest in Mexican entities1

Full year 2021 net loss of $9.3 million

Full year 2021 Adjusted EBITDA of $31.1 million1

AUSTIN, Texas, March 31, 2022 -- (GLOBE NEWSWIRE) -- Lottery.com Inc. (Nasdaq: LTRY, LTRYW) (“Lottery.com” or the “Company”), a leading technology company that is transforming how, where and when the lottery is played, reported financial results for the fourth quarter and full year ended December 31, 2021. On October 29, 2021, the Company successfully completed its business combination with Trident Acquisitions Corp. (the “business combination”).

Tony DiMatteo, Lottery.com Co-Founder and CEO, commented, “In the fourth quarter and throughout 2021, we demonstrated our ability to execute our strategic growth initiatives across the business to generate strong revenue growth and gross profit. B2C sales increased compared to the prior year period, despite no digital marketing spending. LotteryLink, our affiliate program, expanded and generated multiple revenue streams. I am extremely proud of our team achieving these accomplishments while successfully closing the business combination and taking our Company public.”

Mr. DiMatteo continued, “We entered 2022 with positive momentum and continued focus on executing our strategic growth plan. Fueled by approximately $43 million of proceeds from our business combination and $30 million received from the sale of LotteryLink credits, we are investing in initiatives to drive growth. I am pleased with our execution in the first quarter and am excited about our prospects to scale and grow the business in 2022.”

Fourth Quarter 2021 Financial Highlights

	Three Months Ended
Q4 2021 Financial Highlights	December 31,
	2021	2020	Change
(in millions)
Revenues	$21.5	$3.3	$18.2
Gross profit	$18.3	$2.1	$16.2
Net loss	$(12.9)	$(1.7)	$(11.2)
Cash	$62.6	$3.8	$58.8
Debt	$3.8	$21.1	$(17.3)

(1)	2021 Pro Forma Revenue and Full Year 2021 Adjusted EBITDA are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of these non-GAAP financial measures and “Reconciliation of Non-GAAP Financial Measures” for a reconciliation to their most comparable GAAP measures.

Fourth quarter 2021 revenues were $21.5 million, an increase of $18.2 million, or 559%, from the fourth quarter of 2020. The growth was driven by the sale of LotteryLink credits to a LotteryLink affiliate, primarily to acquire prepaid lottery games from the Company in conjunction with the affiliate’s launch of a pilot promotional campaign at a national grocery chain. The Company also sold LotteryLink credits for marketing materials, product development and $3.0 million in prepaid advertising credits. B2C lottery ticket sales increased substantially from the prior year period, despite no digital marketing spend.

Fourth quarter 2021 gross profit was $18.3 million, an increase of $16.2 million from the fourth quarter of 2020. The increase was primarily driven by the sale of LotteryLink credits to a LotteryLink affiliate for prepaid lottery games from the Company, many of which expired without being redeemed due to the delayed launch of the affiliate’s promotional programs. As a result, the Company did not incur costs with respect to the sale of those credits.

Fourth quarter 2021 net loss was $12.9 million, driven by non-cash stock compensation expense of $15.5 million. The net loss also included $8.8 million of interest expense, which was driven by a non-recurring expense associated with conversion of debt to equity at the time of the business combination.

Cash as of December 31, 2021, was $62.6 million, which included $42.8 million in net proceeds from the business combination and $30.0 million received from the previously announced sale of LotteryLink credits in the third quarter of 2021.

Debt as of December 31, 2021, was $3.8 million following the conversion of $63.5 million of convertible debt into equity immediately prior to the business combination.

Full Year 2021 Financial Highlights

	Twelve Months Ended
2021 Financial Highlights	December 31,
	2021	2020	Change
(in millions)
Revenues	$68.5	$7.5	$61.0
Pro forma revenues	$70.5	$10.3	$60.2
Gross profit	$49.4	$4.5	$44.9
Net loss	$(9.3)	$(5.8)	$(3.5)
Adjusted EBITDA	$31.1	$(3.1)	$34.2

Full year 2021 revenues were $68.5 million, an increase of $61.0 million, or 819%, from 2020. The growth was driven primarily by the sale of $47.1 million of LotteryLink credits for prepaid advertising, prepaid lottery games, marketing materials and product development. Increased B2C sales also contributed to revenue growth.

2021 pro forma revenues were $70.5 million and included the full year impact of Global Gaming Enterprises, Inc. (“Global Gaming”), which the Company acquired in June 2021. Global Gaming owns an 80% equity interest in each of two Mexican entities.

Full year 2021 gross profit was $49.4 million, an increase of $44.9 million from 2020. The increase was primarily driven by the profits generated by the sale of LotteryLink credits and higher data sales, which generate margins above the Company average.

Full year 2021 net loss was $9.3 million and was driven by strong gross profit, offset by $18.1 million of interest expense, which includes a non-recurring expense associated with the conversion of debt to equity at the time of the business combination, $15.5 million of non-cash stock compensation expense, and $4.1 million of operational expenses related to the business combination.

Full year 2021 Adjusted EBITDA was $31.1 million, an increase of $34.2 million compared to negative Adjusted EBITDA of $3.1 million in 2020. The increase was driven by strong growth in gross profit.

Update on Key Initiatives

●	B2C User Growth

○	Signed an agreement with T-Mobile to become its exclusive digital lottery brand advertising on T-Mobile platform in rideshare vehicles.

○	Tested B2C ad campaigns on multiple digital outlets in the first quarter of 2022 and intend to use this data to launch broader marketing campaigns in the second quarter of 2022.

●	LotteryLink and B2B

○	LotteryLink affiliate launched a pilot program with a national grocery store chain, which is expected to expand in the second quarter of 2022.

○	Added ICARO Media Group as an affiliate to promote Lottery.com B2C products in South America.

●	Project Nexus

○	Phase 1: Launch anticipated in early Q2 2022; expected to increase platform scalability, security, and the ability to implement product updates.

○	Phase 2: Launch anticipated by the end of Q3 2022; expected to enable additional revenue generating features for existing products.

○	Phase 3: Launch anticipated by the end of Q4 2022; expected to enable the support of a proprietary game that accepts payment in fiat or crypto currency, subject to regulatory and compliance requirements.

●	New Markets

○	Anticipate entry into five new domestic jurisdictions by the end of 2022.

Conference Call

This morning at 8:30 AM ET, the Company will host a conference call to discuss fourth quarter 2021 and full year 2021 results. A live webcast of the conference call will be available on the Investor Relations section of the Lottery.com website at https://ir.lottery.com. For those who cannot listen to the live webcast, a replay of the conference call will be available on the Lottery.com Investor Relations website.

To join by telephone, please dial 877-313-2495 or 929-517-0906 if calling from outside the U.S. The conference code is 5886747. Please dial in a minimum of 15 minutes prior to the start time to ensure a timely connection to the call. An operator will register your name and organization.

About Lottery.com

Lottery.com is a leading technology company that is transforming how, where and when lottery is played. Its engaging mobile and online platforms enable players located in the United States and internationally to remotely purchase legally sanctioned lottery games. Fans and subscribers look to Lottery.com for compelling, real-time results on more than 800 lottery games from more than 40 countries. Additionally, commercial partners and affiliates can utilize LotteryLink to provide Lottery.com products to their customers. Through WinTogether.org, Lottery.com is fundamentally changing how non-profit donors are incentivized to action by gamifying charitable giving. In all that it does, Lottery.com’s mission remains the same: an uncompromising passion to innovate, grow a new demographic of enthusiasts, deliver responsible and trusted solutions, and promote community and philanthropic initiatives. For more information, visit http://www.lottery.com.

Non-GAAP Financial Measures

This press release includes Pro Forma Revenue, EBITDA and Adjusted EBITDA, which are non-GAAP performance measures that we use to supplement our results presented in accordance with U.S. GAAP. We believe Pro Forma Revenue, EBITDA and Adjusted EBITDA are useful in evaluating our operating performance, similar to measures reported by our publicly-listed U.S. competitors, and regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Pro Forma Revenue, EBITDA and Adjusted EBITDA are not intended to be substitutes for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define and calculate Pro Forma Revenue as revenue plus the impact on revenue as if the acquisition of Global Gaming by Lottery.com were consummated on January 1, 2020. We define and calculate EBITDA as net income or loss before the impact of interest income or expense, income tax expense or benefit, depreciation and amortization, and Adjusted EBITDA as EBITDA, as further adjusted for stock-based compensation and certain other non-recurring, non-cash or non-core items.

We include these non-GAAP financial measures because they are used by management to evaluate our core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. The financial statement tables that accompany this press release include a reconciliation of Pro Forma Revenue, EBITDA and Adjusted EBITDA to their most comparable U.S. GAAP financial measures.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of present or historical fact included in this press release, regarding Lottery.com’s strategy, future operations, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Lottery.com disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Lottery.com cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Lottery.com. In addition, Lottery.com cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) risks related to the timely implementation, launch or outcome of the Company’s technological development initiatives, including Project Nexus, as anticipated, or at all, and the risk that any of such technological development initiatives could have undetected defects or errors; (ii) the likelihood that the Company’s interest expense is maintained as the Company’s anticipates and the impact on the Company’s financial position in the event that it is not; (iii) the utility and impact of any information acquired by the Company during consumer testing as well as the risks of the data being applicable to a wider and more diverse consumer market; (iv) the ability of Lottery.com to achieve its strategic and growth objectives as stated or at all, including, without limitation, its ability to enter into new domestic jurisdictions or to cause LotteryLink to generate profitable growth and cost-effectively increase the Company’s user base and brand recognition; (v) the effects of competition on Lottery.com’s future business; (vi) Lottery.com’s ability to maintain effective internal controls over financial reporting, including, without limitation, the remediation of identified material weaknesses in internal control over financial reporting relating to segregation of duties with respect to, and access controls to, its financial record keeping system, and Lottery.com’s accounting staffing levels; (vii) risks relating to cyber, privacy and data protection laws, cyber, privacy or data breaches, or the loss of data; (viii) the outcome of any legal proceedings that may be instituted against Lottery.com; (ix) changes in applicable laws or regulations; (x) risks related to the COVID-19 pandemic and its effect directly on Lottery.com and the economy generally; (xi) the possibility that Lottery.com may be adversely affected by other economic, business, and/or competitive factors; (xii) those factors discussed under the heading “Risk Factors” in the Form S-1 filed by Lottery.com with the SEC on November 18, 2021, and the other documents filed, or to be filed, by Lottery.com with the SEC. Should one or more of the risks or uncertainties described in this press release materialize or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the reports that Lottery.com has filed and will file from time to time with the SEC. These SEC filings are available publicly on the SEC’s website at www.sec.gov.

Lottery.com Inc.

Condensed Consolidated Statements of Operations

Three Months Ended December 31, 2021 and 2020 and Twelve Months Ended

December 31, 2021 and 2020

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenue	$21,492,067	$3,262,200	$68,527,394	$7,459,514
Cost of revenue	3,233,635	1,181,530	19,158,707	2,952,415
Gross profit	18,258,432	2,080,670	49,368,687	4,507,099
Operating expenses:
Personnel costs	17,447,294	1,502,491	21,585,534	4,477,955
Professional fees	3,105,420	482,340	8,279,798	1,121,218
General and administrative	664,735	491,404	5,020,495	1,084,784
Depreciation and amortization	1,388,606	468,504	4,292,606	1,533,994
Total operating expenses	22,606,055	2,944,740	39,178,433	8,217,951
Income (loss) from operations	(4,347,623)	(864,070)	10,190,254	(3,710,852)
Other expenses
Interest expense	8,814,314	340,375	18,132,952	1,221,928
Other expense	1,250,978	462,225	2,907,518	879,083
Total other expenses, net	10,065,292	802,600	21,040,470	2,101,011
Net loss before income tax	(14,412,915)	(1,666,670)	(10,850,216)	(5,811,863)
Income tax expense (benefit)	(1,551,689)	800	(1,551,689)	800
Net loss	$(12,861,226)	$(1,667,470)	$(9,298,527)	$(5,812,663)
Other comprehensive loss
Cumulative translation adjusment, net	(655)	-	(655)	-
Total other comprehensive loss	$(12,861,881)	$(1,667,470)	$(9,299,182)	$(5,812,663)
Net income (loss) per common share
Basic and diluted	$(0.39)	$(0.07)	$(0.36)	$(0.26)
Weighted average common shares outstanding
Basic and diluted	33,202,310	22,658,006	25,998,831	22,658,006

Lottery.com Inc

Condensed Consolidated Balance Sheet

unudited

	As of December 31,	As of December 31,
	2021	2020
Assets
Cash	$62,638,970	$3,825,511
Restricted cash	-	6,950,000
Accounts receivable	21,696,653	26,195
Prepaid expenses	13,896,638	22,013,110
Other current assets	226,200	788,033
Total current assets	98,458,461	33,602,849
Investments	250,000	250,000
Goodwill	19,590,758	12,997,048
Intangible assets, net	28,710,980	3,211,250
Property and equipment, net	141,279	670,952
Total assets	$147,151,478	$50,732,099

Liabilities
Trade payables	$1,006,535	$2,176,621
Deferred revenue	662,335	7,763,593
Convertible debt, net - current	-	8,882,665
Notes payable - current	3,771,340	12,207,180
Accrued interest	176,260	721,717
Accrued and other expenses	4,528,815	2,335,350
Total current liabilities	10,145,285	34,087,126
Convertible debt, net - non current	-	10,000
Other long term liabilities	1,169	-
Total liabilities	10,146,454	34,097,126

Equity
Controlling Interest
Preferred Stock Par value $.001, 1,000,000 shre authorized, none issued and outstanding	-	-
Common stock Par value $.001, 500,000,000 shares authorized, 46,808,251 and 22,658,006 issued and outstanding as of December 31, 2021 and December 31, 2020 respectively	46,808	22,658
Additional paid-in capital	238,754,797	111,752,883
Accumulated other comprehensive income (loss)	(655)	-
Accumulated deficit	(104,439,095)	(95,140,568)
Total Lottery.com Inc. stockholder's equity	134,361,855	16,634,973
Noncontrolling Interest	2,643,169	-
Total Equity	137,005,024	16,634,973
Total Liabilities & Equity	$147,151,478	$50,732,099

Lottery.com Inc

Condensed Consolidated Statement of Cash Flows

unaudited

	Year Ended December 31,
	2021	2020
Cash flow from operating activities
Net income (loss)	$(9,298,527)	$(5,812,663)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,292,606	1,533,994
Amortization of debt discount and beneficial conversion feature	8,474,858	827,647
Stock based compensation expense	15,532,263	16,099
Forgiveness of PPP Loan	(493,125)	-
Loss on extinguishment of debt	71,174	-
Issuance of debt to pay expenses	2,732,167	-
Non cash deSPAC expense	5,460,452	-
Income tax valuation allowance	(1,653,067)
Changes in assets & liabilities:
Accounts receivable	(21,636,324)	-
Prepaid expenses	8,121,496	295,772
Other current assets	827,625	(38,167)
Trade payables	(1,171,557)	(341,251)
Deferred revenue	(7,101,258)	7,647,305
Accrued interest	(545,456)	394,282
Accrued and other expenses	3,277,745	174,023
Other long term liabilities	1,169	-
Net cash provided by operating activities	6,892,239	4,697,041
Cash flow from investing activities
Purchases of property and equipment	(28,170)	(21,915)
Purchases of intangible assets	(5,192,050)	-
Investment in Subsidiary	(10,012,540)	-
Net cash used in investing activities	(15,232,760)	(21,915)
Cash flow from financing activities
Issuance of digital securities	108,332	649,992
Proceeds from exercise of options and warrants	371,726	-
Proceeds from issuance of convertible debt	23,483,500	5,271,363
Proceeds from the issuance of notes payable	5,000,000	910,825
Proceeds from despac	44,614	-
Extinguishment of debt	42,794,176	-
Principal payments on debt	(11,597,713)	(890,287)
Net cash provided by financing activities	60,204,635	5,941,893
Effect of exchange rate changes on cash	(655)	-
Net change in net cash and restricted cash	51,863,460	10,617,020
Cash and restricted cash at beginning of period	10,775,511	158,492
Cash and restricted cash at end of period	$62,638,971	$10,775,511

SUPPLEMENTAL DISCLOSURES:
Interest paid in cash	$4,438,623	$-
Non cash investing and financing activities

Conversion of convertible debt into common stock	$63,484,240	$-
Capitalization of interest from loan extinguishment	$44,614
Purchase of intangible assets through the issuance of convertible debt	$15,450,000	$-
Issuance of convertible debt in exchange for outstanding liabilities	$2,108,983	$-
Issuance of convertible debt in exchange for notes payable	$4,531,250	$-
Common stock issued as part of acquisition	$459,691	$-

Reconciliation of Non-GAAP Financial Measures

Lottery.com Inc.

Reconciliation of Revenues to Pro Form a Revenues

	Twelve Months Ended December 31,
	2021	2020	Change
(in millions)
Revenues	$68.5	$7.5	$61.0
Global Gaming pre-acquisition revenue (1)	2.0	2.9	(0.9)
Proforma revenues (non-GAAP)	$70.5	$10.3	$60.2

(1)	Giving effect to the acquisition of Global Gaming, which Lottery.com acquired in June 2021, as if it were consummated on January 1, 2021.

Lottery.com Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Twelve Months Ended December 31,
	2021	2020	Change
(in millions) Net income (loss)	$(9.3)	$(5.8)	$(3.5)
Interest expense	18.1	1.2	16.9
Income tax expense (benefit)	(1.6)	0.0	(1.6)
Depreciation and amortization expenses	4.3	1.5	2.8
EBITDA (non-GAAP)	11.5	(3.1)	14.6
Operating expenses related to business combination	4.1	-	4.1
Non-cash stock compensation expense	15.5	-	15.5
Adjusted EBITDA (non-GAAP)	$31.1	$(3.1)	$34.2

Lottery.com Contact:

Matthew Schlarb

VP, Investor Relations

(512) 585-7789

ir@lottery.com

or

Jody Burfening/Harriet Fried

LHA Investor Relations

(212) 838-3777

hfried@lhai.com